UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 7, 2011

ANHUI TAIYANG POULTRY CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	0-53491	65-0918608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 88, Eastern Outer Ring Road, Ningguo City, Anhui Province, 242300, People’s Republic of China
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 0563-430-9999

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On March 7, 2011Anhui Taiyang Poultry Co., Inc. (the “Company”) sold to certain investors (“Purchasers”) units (“Units”) for aggregate cash gross proceeds of $1,100,000 at a price of $8.00 per Unit (the “Financing”). Each Unit consisted of (i) four (4) shares of common stock (“Common Stock”) and (ii) a warrant (“Warrant”) to purchase one (1) share of Common Stock at an exercise price of $4.00. In connection with the Financing, we paid our placement agent, Corinthian Partners, LLC, (i) a cash payment of $88,000, which was 8% of the gross proceeds delivered by Purchasers in the Financing and (ii) five-year placement agent Warrants to acquire 44,000 shares of Common Stock (“PA Warrants”), which was 8% of the number of shares included in Units sold through Corinthian in the Financing, which PA Warrants are exercisable at an exercise price of $4.00 per share. The PA Warrants may be exercised on a cashless basis.

Pursuant to the Warrants, no holder may exercise such holder’s Warrant if such exercise would result in the holder beneficially owning in excess of 4.99% of our then issued and outstanding common stock. A holder may, however, increase or decrease this limitation (but in no event exceed 9.99% of the number of shares of Common Stock issued and outstanding) by providing us with 61 days’ notice that such holder wishes to increase or decrease this limitation.

On March 7, 2011 we entered into a registration rights agreement (“Registration Rights Agreement”) with the Purchasers, under which we agreed to prepare and file with the SEC and maintain the effectiveness of a “resale” registration statement pursuant to Rule 415 under the Securities Act (“Rule 415”) providing for the resale of (i) all of the shares of Common Stock (ii) all of the shares of Common Stock issuable upon exercise of the Warrants, (iii) all of the shares of Common Stock issuable upon exercise of the warrants issued to the Placement Agent (iv) any additional shares issuable in connection with any anti-dilution provisions associated with such preferred stock and warrants, and (v) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (collectively, the “Registrable Securities”).

Under the terms of the Registration Rights Agreement, we are required to have a registration statement filed with the SEC within 60 days after the Closing Date, and declared effective by the SEC not later than 120 days from the Closing Date.

We are required to pay liquidated damages to each Purchaser in an amount equal to one percent of the Purchaser’s purchase price paid for any Registrable Securities then held by the Purchaser under the subscription agreement for the first thirty (30) calendar days past the relevant deadline that the registration statement is not filed or not declared effective, for any period that we fail to keep the registration statement effective. The liquidated damages increases to 2% of the Purchaser’s purchase price for any Registrable Securities held after the first thirty (30) calendar day period thereafter.

In the event we are unable to register for resale under Rule 415 all of the registrable securities in the registration statement due to limits imposed by the SEC’s application of Rule 415, we will file a registration statement covering the resale of such lesser amount of registrable securities as we are able to register and use our reasonable best efforts to have that registration statement become effective as promptly as possible and, when permitted to do so by the SEC, we will file subsequent registration statement(s) covering the resale of any registrable securities that were omitted from previous registration statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.

In addition to the foregoing registration rights, the Registration Rights Agreement grants holders of Registrable Securities customary piggy back rights during any time when there is not an effective registration statement providing for the resale of the registrable securities.

ITEM 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

	4.01	Form of Warrant.

	4.02	Form of Subscription Agreement dated March 7, 2011.

	4.03	Form of Registration Rights Agreement dated March 7, 2011, by and among the Company and the Purchasers.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ANHUI TAIYANG POULTRY CO., INC.

Date: March 8, 2011	By:	/s/ DAVID DODGE
David Dodge
Chief Financial Officer